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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Commercial Vehicle Group, Inc. on Form S-1 of our report dated August 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company's method of accounting for goodwill and other intangible assets), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated August 2, 2004 relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the headings "Selected Historical Financial Data" and "Experts" in such Prospectus.




/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
August 2, 2004